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                                                           EXHIBIT 10.7



                              EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT ("Agreement") is made and entered as of this 1st day of September, 1997 by and between Ursus Telecom Corporation, a Florida corporation ("Employer"), and Richard McEwan ("Employee").

                              W I T N E S S E T H:

      WHEREAS, the Employer is engaged in the operation of a telecommunications business (the "Business") and desires to employ the Employee in the capacity described herein; and

      WHEREAS, the Employee desires to accept such employment under the terms and conditions provided herein,

      NOW, THEREFORE, in consideration of the premises, and mutual promises hereinafter set forth, and other good and valuable consideration in hand and received, the parties hereto hereby agree as follows:

      1. Employment. Upon and subject to the terms, conditions and other provisions of this Agreement, the Employer hereby employs the Employee and the Employee hereby accepts employment and agrees to exercise and perform faithfully and to the best of his ability on behalf of the Employer, those duties described on the "Job Description Memorandum" attached hereto and made a part hereof as Exhibit A. Employee shall likewise perform such other duties for Employer, or any subsidiary, affiliate, or division of the Employer as the Employer may reasonably request.

      2. Employee's Services and Duties. During the term of this Agreement, the Employee shall observe and conform to the policies and directions promulgated from time to time by the Employer and devote his full business time, energy, ability, attention and skill to his employment hereunder; provided, however, the Employer expressly acknowledges and agrees that the Employee may continue to perform services for VCSI provided that doing so does not create a conflict of interest or unreasonably interfere with the Employee's performance of his duties hereunder. The services to be performed by the Employee hereunder may be changed, expanded or adjusted from time to time at the reasonable request of the Employer, provided that such services shall at all times be consistent with those described in Section 1 hereof. The Employee shall perform the services contemplated under this Agreement at such location or locations as the Employer may from time to time reasonably direct, but Employee shall primarily be based in Florida. Employee shall, however, travel to other locations at such time as may be appropriate for the performance of his duties and as reasonably directed by Employer. Employee acknowledges that the performance of his duties shall include extensive foreign travel; provided, however, that in the event that Employee is required to travel for a period of greater than 28 consecutive calendar days, then during the next 21 consecutive calendar days he will not be required to travel for more than 10 calendar days (whether or not consecutive) unless upon the last day of such travel Employee then works in Florida for the next 21 consecutive calendar days.


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      3. Term. Unless sooner terminated as provided in this Agreement, the term of the Employee's employment by the Employer pursuant to this Agreement shall commence on September 1, 1997 and shall continue until August 31, 1999; provided, however, such term shall automatically be extended for additional one-year periods (i.e., September 1 through the next August 31) unless either the Employee or the Employer gives the other written notice of his or its respective desire not to extend such term on or before June 30, 1999 and/or each respective June 30th thereafter.

      4. Compensation and Other Matters. As compensation in full for the services to be rendered by the Employee hereunder, the Employer shall pay, and the Employee shall accept, the compensation set forth on the Job Description Memorandum, which compensation shall be subject to all applicable federal, state and local withholding taxes and paid in accordance with the Employer's payroll policy. Employee will not accept any rebates, "kickbacks" or other third party payments unless all such amounts are immediately remitted in full to Employer upon receipt by Employee. The Employee also shall receive such additional compensation and benefits as set forth in Exhibit A and as the Employer may provide to its employees in the Employer's Employee Manual, which currently provides, without limitation, (i) family medical and dental coverage, (ii) life insurance in the amount of $100,000, (iii) short and long term disability insurance, (iv) accidental death and dismemberment insurance, (v) vacation, (vi) holidays and (vii) sick leave; provided, however, the Employee expressly acknowledges and agrees that the Employer may, in its sole and absolute discretion, add to, delete from or otherwise change such Employee Manual and/or compensation and benefits at any time. The Employee is also eligible for a discretionary bonus in December 1997 and any respective December thereafter as Employer may determine in its sole and absolute discretion, but Employer shall not be obligated to provide any such bonus to Employee during the term hereof.

      5. Certain Business Expenses. The Employer shall reimburse the Employee for all ordinary, necessary and reasonable expenses incurred by Employee in the course of performing his duties and obligations hereunder and paid by the Employee on behalf of the Employer, to the extent reasonable and necessary in the good faith judgment of Employer. Such reimbursement shall be made upon the prompt presentation by the Employee of an itemized written request for reimbursement thereof. The itemized request shall be supported by documentation and be submitted on forms approved by Employer.

      6. Covenant of Non-Disclosure. The Employee acknowledges that, because of his employment hereunder, he will be in a confidential relationship with the Employer and will have access to confidential information and trade secrets of Employer concerning the Business. The parties recognize and acknowledge that the Business is very sophisticated and technical, and that Employer has developed, and over the course of time, will develop, substantial goodwill, valuable relationships with customers, trade secrets and particular means or methods of conducting the Business, all of which are worthy of protection. Employee recognizes and acknowledges that during the term of his employment with the Employer he may acquire knowledge of valuable trade secrets, confidential matters, and proprietary information concerning the Business and its existing and potential customers (collectively, the "Confidential Information"). Such Confidential Information includes, without limitation, lists of the Employer's customers and potential customers, lists of the Employer's suppliers and potential suppliers, lists of the Employer's agents and potential agents, information contained within the Employer's books and records, the Employer's customer management software program, the methods of operating the Business, information concerning the telecommunications industry as same relates to the Employer, the names of other business contacts of the Employer, the

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Employer's pricing practices and information concerning prices at which the
Employer purchases supplies and services. The Employee hereby agrees to maintain the confidentiality of all Confidential Information to which Employee is exposed while employed by the Employer and at all times thereafter, and agrees that he will not, directly or indirectly, at any time

(a) disclose such Confidential Information to any natural or legal person (collectively, "Persons"), other than authorized employees or agents of the Employer, for any reason or purpose whatsoever, or

(b) under any circumstances make use of any Confidential Information for his own purposes or for the benefit of any Person other than the Employer or its affiliates. To this effect, Employee agrees that none of the Employer's written Confidential Information, including, but not limited to any printed material, material in process and customer lists or records, may be copied or removed from the Employer's premises by Employee or any other Person at the direction of or with the permission of the Employee, unless authorized by the Chief Executive Officer of the Employer.

      7. Covenant of Employer's Proprietary Interest in Property.

      7.1 Any patents, inventions, discoveries, applications or processes, software and computer programs devised, planned, applied, created, discovered, or invented by the Employee in the course of his employment under this Agreement or which pertain to any aspect of the Business, or its subsidiaries, affiliates or customers, shall be the sole and absolute property of the Employer, and the Employee shall make a prompt report thereof to the Employer and promptly execute any and all documents reasonably requested to assure the Employer the full and complete ownership thereof.

      7.2. All records, files, lists, drawings, software, such as the Employer's customer management software program, documents, equipment and similar items relating to the Business which Employee shall prepare for, or receive from the Employer, shall remain the Employer's sole and exclusive property. Upon termination of employment under this Agreement the Employee shall return promptly to the Employer all property of the Employer in the Employee's possession, and the Employee represents that he will not copy, or cause to be copied, printed, summarized or compiled any software, documents or other materials owned by the Employer.

      8. Covenant of Non-Competition.

      8.1 During the term of this Agreement and for a period of one (1) year thereafter, Employee shall not directly or indirectly, including, without limitation, through entities he controls, solely or jointly with others,

(i) carry on or engage or participate in any business the same as or substantially similar to or in competition with the Business,


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(ii) render any services to or, directly or indirectly, have any interest (other than an interest of 5% or less of a publicly traded company) as a shareholder, owner, partner (general or limited), agent, consultant, lender or guarantor or any other interest, in any entity or business engaged in the rendering of services which are similar to those rendered by Employer in its operation of the Business, or

(iii) otherwise engage in competition with the Business.

      8.2 The parties hereto acknowledge that the Business is currently proposed to be conducted, and will be conducted by the Employer in the locations specified in Exhibit B hereto (the "Territory"). The covenants and other provisions contained in this Section 8 shall cover the activities of Employee in every part of the Territory. In the view of the foregoing, the parties hereto agree that the Territory is reasonable in scope.

      8.3 It is the intent of the parties hereto that this Section 8 be enforced to the fullest extent permissible under the laws of Florida or any other applicable jurisdiction. Each of the parties hereto recognizes that the duration of the covenants and territorial restrictions contained in this Section 8 are properly required for the adequate protection of the Business being established by Employer and Employer's conduct of the Business thereafter. Accordingly, to the extent that any covenant in this Section 8 or a portion thereof or other provision contained in this Section 8 shall be deemed to be illegal, unenforceable, or unreasonable with respect to any part of the Territory or the duration of any covenant, such covenant shall be reformed such that the restrictions imposed upon Employee is equal to the maximum restriction that would be permissible under applicable law. Moreover, each provision of this
Section 8 is intended to be severable, and in the event that any one or more of the provisions contained in this Section 8 shall for any reason be adjudicated to be illegal, invalid, or unenforceable, the same shall not affect the legality, validity, or enforceability of any other provision of this Section 8, but this Section 8 shall be construed as if such illegal, invalid or unenforceable provision had not been contained therein. The provisions of this
Section 8 shall be interpreted in a reasonable manner to effect the intentions of the parties and this Section 8.

      9. Enforcement of Covenants.

The parties hereto acknowledge that

(i) the covenants and the restrictions contained in Section 6, 7 and 8 are necessary, fundamental, and required for the protection of the Business;

(ii) such covenants relate to matters which are of a special, unique, and extraordinary character that gives each of such covenants a special, unique and extraordinary value; and

(iii) a breach of any such covenants or any other provisions of said Sections 6, 7 or 8 will result in loss of goodwill, other irreparable harm and damages to the Employer which cannot be adequately compensated by a monetary award. Accordingly, it is expressly agreed that in addition to all other remedies available at law or in equity, Employer shall be entitled to the immediate remedy of a temporary restraining order, preliminary injunction, or such other form of injunctive or equitable relief as may be used by any court of competent jurisdiction to restrain or enjoin any of the parties hereto from a breach or threatened breach of any such covenants or provisions or to specifically enforce the provisions of Sections 6, 7 and 8. Said remedies may be obtained without proof of the actual damages that have been or will be caused to the Employer by such breach.


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Furthermore, nothing contained in Sections 6, 7 or 8, or in this Section 9 shall be construed to limit in any way the remedies of Employer whether hereunder or under applicable law.

      10. Employee and Employer Representation and Warranty. The Employee warrants and represents to the Employer, and covenants with the Employer that the execution, delivery and performance of this Agreement by the Employee does not conflict with or violate nay provision of, or constitute a default under, any agreement, judgment, award or decree to which the Employee is a party or by which the Employee is bound. The Employer agrees to use its best efforts to have its Board of Directors ratify an IRS qualified incentive stock option plan as reflected in Exhibit A. Subject to the terms of the Employer's then existing directors and officers liability insurance (which currently is in the amount of $3 million dollars but which Employee acknowledges Employer may add to, delete from or otherwise change at any time at Employee's sole and absolute discretion). Employee will be covered by same in accordance with its terms. Subject to the terms of the Employer's then existing by laws and in accordance with applicable law, Employee will be indemnified for good faith actions engaged in by him in the performance of his duties hereunder. To address Employee's concern that in his foreign travel he might be kidnapped or wrongfully imprisoned or detained, the Employer will inquire about the availability of commercial insurance to cover salary and benefit continuation if such events occur. In the event that Employer, its sole and absolute discretion, decides to obtain such insurance for its employees, then, subject to the terms of such insurance, the Employee will be covered by same.

      11. Termination for Cause. The Employee's employment hereunder may be terminated immediately upon written notice, by the Employer for "cause", as set forth below. The Employee shall have no right to receive compensation for any period commencing after the date of termination for cause. For purposes of this agreement, the term "cause" shall mean (i) the Employee's conviction of a felony or acts of fraud, misappropriation, embezzlement or willful damage of, or to, any property of the Employer, or its direct or indirect subsidiaries or affiliates, (ii) the Employee's breach of any of the terms or conditions of this Agreement, (iii) conduct by the Employee which intentionally and adversely affects the Business or financial condition of the Employer, or its affiliates or (iv) the Employee is disabled and unable to perform substantially his duties hereunder for a period of 120 consecutive calendar days or 180 non-consecutive calendar days during any 12 month period.

      12. Death During Employment. If the Employee dies during the term of his employment under this Agreement, Employer shall pay to the estate of the Employee the compensation which would otherwise be payable to the Employee up to the date of death, and the Employer shall have no further obligation under this Agreement.

      13. Notices. All notices, requests, demands, communications, statements or other documents which one party shall be required or shall desire to give to another hereunder shall be in writing and shall be given by the parties by personal delivery by nationally recognized overnight courier, or by certified mail, return receipt requested, with all postage or other charges prepaid. Each such notice, demand, communication, statement, or other document shall be conclusively deemed to have been given when personally delivered by hand or by courier, or seventy-two (72) hours after the date of mailing, as the case may be. The addresses of the parties shall be the following until such time as written notice of any change is provided to either party as aforesaid.


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     If to the Employer:

Ursus Telecom Corporation
440 Sawgrass Corporate Parkway
Suite 112
Sunrise, Florida 33325
Attention: Luca Giussani

     If to the Employee:

Richard McEwan
205 W. [illegible] Ave.
Arcadia, CA 91007

      14. Headings. The headings herein are for convenience only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof.

      15. Entire Understanding. This Agreement constitutes the entire agreement and understanding between the parties with respect to the employment of the Employee by the Employer, and supersedes all prior agreements, representations and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof. Both parties acknowledge, agree and assume equal responsibility for the drafting of this Agreement.

      16. Amendments. This Agreement may not be modified or changed except by a written instrument signed by all of the parties hereto.

      17. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Florida.

      18. Assignment. This Agreement shall not be assigned or assignable by operation of law or otherwise, without the prior written consent of the party, except that, without such consent from Employee, Employer may assign this Agreement or any interest therein, by operation of law or otherwise, to any successor to all or substantially all of its stock or assets, or any direct or indirect subsidiary.

      19. Severability. If any provision of this Agreement shall be deemed invalid, unenforceable or illegal, then notwithstanding such invalidity, unenforceability or illegality the remainder of this Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

EMPLOYEE:

/s/ Richard McEwan
-------------------------------

EMPLOYER:

URSUS TELECOM CORPORATION

By: /s/ Luca Giussani                       SEPT. 1st, 1997
-------------------------------
        Luca Giussani
        Chief Executive Officer


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EXHIBIT A - JOB DESCRIPTION MEMORANDUM

The position of Vice President of Agency Relations shall include the oversight of all of the Company's foreign Agency and Representative operations both in the United States and overseas, Agency interface, data processing and management systems relative to Agency and Representative processing, and other systems and relationships as is deemed appropriate by the Company's Chief Operating Officer and its Board of Directors. The Employee will be proposed to the Employer's Board of Directors for consideration and election as an Officer of the Employer. For any period for which Employee is elected to be an Officer of the Employer during the term of Employee's Employment Agreement, he agrees to serve in such capacity without receiving any additional compensation or benefits.

Compensation shall be One Hundred and Thirty Thousand Dollars per year ($130,000.00) paid in 26 equal installments paid every other Friday or pursuant to the Company's payroll policy. Additionally, you will be provided with family health coverage at the expense of the Company under the Employers Group HMO Plan, as well as certain other benefits which are afforded to others in your employment classification.

Starting Bonus:  $40,000 when you arrive in Sunrise as an incentive bonus.

Relocation: the Company will pay the reasonable hard costs of relocating your household to the Sunrise Florida area. This will include moving of your household goods via truck based on the lowest of three (3) estimates, shipment or "hiking" of up to two "2" vehicles based on the lowest of three (3) estimates, airfare at the lowest available cost for you and your immediate family, and up to two (2) weeks of temporary housing in the Sunrise Florida area.

Stock Options: At the time of execution of the Employment Agreement, the Company has no stock option plan. However, it is contemplated that the Company will adopt and its Board of Directors will ratify an IRS qualified incentive stock option plan ("Plan"). If a Plan is ratified you will be issued IRS qualified incentive stock purchase options for shares equal to two percent (2%) of the Company's outstanding common stock at the time of the execution of this Agreement, at an option price and subject to a vesting schedule to be determined at the sole discretion of the Company and its Board of Directors, subject to the limitations of any appropriate law, statute or rule, subject to any dilution resulting from the issuance of shares to anyone subsequent to the execution date of the Employment Agreement but prior to the option issuance and exercise, and in compliance with and subject to any limitations set forth and agreed to between the Company and any interested underwriter or investment banking organization in association with a public or private offering of the Company's securities.

Reporting: You shall report to the Company's Chief Operating officer unless otherwise notified in writing of a change in the reporting structure by the Company's Chief Executive Officer or the Company's Board of Directors.


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                              EXHIBIT B - TERRITORY

                              The State of Florida